Exhibit 10.1

MetLife, Inc.

Board of Directors
January 27, 2009
ON MOTION, it was RESOLVED:
(1)	That Annual Variable Incentive Plan (“AVIP”) awards for 2009 performance shall constitute Cash-Based Awards under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (the “Stock and Incentive Plan”);

(2)	That the measures to be used to determine performance results for establishing the amount to be available for payment of awards under AVIP for 2009 performance (the “2009 Available Amount”) are approved substantially in form described in the memorandum presented to the Board and filed with the records of the meeting, subject to Compensation Committee discretion to increase or decrease the 2009 Available Amount;

(3)	That the Chief Executive Officer of the Company (“CEO”) shall be eligible for an AVIP award for 2009, performance equal to one percent (1%) of the Company’s net income available to common shareholders for 2009 determined in conformity with accounting principles generally accepted in the United States of America (“Net Income”), subject to the maximum Cash-Based Award limit under the Stock and Incentive Plan; provided, however, that the Compensation Committee (the “Committee”) shall retain the ability, in its discretion, to reduce the amount of the award payable (including reducing the amount payable to zero) based on such factors or considerations that the Committee shall deem appropriate, including but not limited to the amounts that would have been payable to the CEO, respectively, under the methodology applicable to other employees under AVIP;

(4)	That each member of the Company’s Executive Group, other than the CEO (“Executive Officers”), shall be eligible for an AVIP award for 2009 performance equal to one-half of one percent (0.5%) of Net Income, subject to the maximum Cash-Based Award limit under the Stock and Incentive Plan; provided, however, that the Committee shall retain the ability, in its discretion, to reduce the amount of the award payable (including reducing the amount payable to zero) based on such factors or considerations that the Committee shall deem appropriate, including but not limited to the amounts that would have been payable to each of the Executive Officers under the methodology applicable to other employees under AVIP;

(5)	That if the Company’s Net Income is zero, neither the CEO nor any of the Executive Officers shall be eligible for any AVIP award for 2009; and
(6)	That the Officers of the Company be and hereby are authorized, in the name and on behalf of the Company, to (a) take or cause to be taken any and all such further actions and to prepare, execute and deliver or cause to be prepared, executed and delivered, and where necessary or appropriate, file or cause to be filed with the appropriate governmental authorities, all such other instruments and documents, including but not limited to all certificates, contracts, bonds, agreements, documents, instruments, receipts or other papers, (b) incur and pay or cause to be paid all fees and expenses and (c) engage such persons, in each case as such Officer shall in that Officer’s judgment determine to be necessary or appropriate to carry out fully the intent and purposes of the foregoing resolutions and each of the transactions contemplated thereby.